Exhibit 99.2

Consent to be Named as a Director Nominee

In connection with the filing by ARKO Corp. of the Registration Statement (No. 333-248711) on Form S-4 with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), I hereby consent, pursuant to Rule 438 of the Securities Act, to being named as a nominee to the board of directors of ARKO Corp. in the Registration Statement and any and all amendments and supplements thereto. I also consent to the filing of this consent as an exhibit to such Registration Statement and any amendments thereto.

Dated: October 27, 2020

/s/ Arie Kotler
Name: Arie Kotler